Exhibit 99.01

Eastman Announces First-Quarter 2021 Financial Results

KINGSPORT, Tenn., Apr. 29, 2021 – Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2021 financial results.

(In millions, except per share amounts)	1Q2021	1Q2020
Sales revenue	$2,409	$2,241
Earnings before interest and taxes ("EBIT")	389	368
Adjusted EBIT*	400	382
Earnings per diluted share	1.99	1.89
Adjusted earnings per diluted share*	2.13	2.03
Net cash provided by operating activities	216	171
Free cash flow*	125	72

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5A, 5B, and 6.

“We delivered outstanding first-quarter results, with adjusted EPS up 20 percent compared with first quarter 2019 and up 5 percent compared with strong first-quarter 2020 results,” said Mark Costa, Board Chair and CEO. “First-quarter results included approximately $30 million of costs from the impact of Winter Storm Uri. The combination of continued disciplined operational execution, the diversity of our end markets, and the benefit of our innovation-driven growth model positioned Eastman well for the return of economic growth. In addition, our focus on cash generation resulted in record first-quarter free cash flow that was well above last year. While economic growth has returned, the threat from COVID-19 persists, and we remain diligent in our efforts to keep our employees safe and maintain the operational integrity of our facilities.”

Segment Results 1Q 2021 versus 1Q 2020

Additives & Functional Products – Sales revenue increased 6 percent driven by 3 percent volume / mix growth and a favorable currency impact of 3 percent.

Greater than 20 percent coatings additives volume / mix growth was due to robust demand in the transportation end market, particularly in Asia, and continued solid demand in consumer durables markets. Care chemicals revenue was up high-single-digits as strong demand continued for products used in the personal care end market. These gains were partially offset by the impact of continued weakness in the market for aviation fluids, which is still recovering from the impact of COVID-19.

EBIT decreased due to higher raw material and energy costs and higher distribution costs, partially offset by increased sales volume and more favorable product mix. Costs from the impact of Winter Storm Uri, which resulted in outages at the Longview, Texas site, totaled approximately $10 million.

Advanced Materials – Sales revenue increased 16 percent primarily driven by 15 percent volume / mix growth and a favorable currency impact of 2 percent.

All businesses delivered double-digit revenue growth in the first quarter, led by performance films, with greater than 30 percent sales volume growth and both sales and earnings at a record level due to our innovation and market development efforts combined with robust demand in transportation end markets. Specialty plastics revenue growth was attributed to strength across its end markets, including consumer durables and packaging. Advanced interlayers revenue growth was primarily due to solid recovery in transportation end markets.

EBIT increased primarily due to higher sales volume and more favorable product mix across all product lines. Adjusted EBIT margin increased by 370 basis points.

Chemical Intermediates – Sales revenue increased 2 percent driven by a 14 percent increase in selling prices, mostly offset by 13 percent lower volume / mix.

Higher selling prices were due to sharply rising raw material, energy and distribution prices. The 13 percent volume / mix decline was due to the previously announced discontinuation of certain product lines at the Singapore manufacturing site and reduced sales from the outages at the Longview and Texas City, Texas sites due to Winter Storm Uri.

EBIT decreased primarily due to approximately $20 million of costs from the impact of Winter Storm Uri, mostly offset by increased spreads as selling prices outpaced higher raw material and energy costs.

Fibers – Sales revenue increased 2 percent driven by 3 percent volume / mix growth.

Demand for textiles products, including Naia™ and Naia™ Renew, recovered more quickly than expected, particularly in Asia. Textiles products revenue grew 48 percent driven by end-market recovery and our innovation and market development efforts. This growth was partially offset by the discontinuation of a tobacco specialty product. Acetate tow volume was stable.

EBIT decreased primarily due to the discontinuation of a tobacco specialty product, higher raw material and energy costs, and higher distribution costs.

Cash Flow

In first quarter 2021, cash from operating activities was $216 million. Free cash flow (cash from operating activities less net capital expenditures) was $125 million, up approximately 75 percent from first quarter 2020. See Tables 5A and 5B. In first quarter 2021, the company returned $134 million to stockholders through dividends and share repurchases.

Priorities for uses of available cash for 2021 include payment of the quarterly dividend, reduction of net debt, bolt-on acquisitions, and share repurchases.

2021 Outlook

Commenting on the outlook for full-year 2021, Costa said: “Our team did an outstanding job mitigating the impact of Winter Storm Uri, enabling us to continue to serve our customers and significantly contributing to our strong first-quarter results. The momentum from the first quarter continues in the second quarter as we benefit from our innovation-driven growth model, strong market recovery, and lower operating costs from our operations transformation program. With our strong first-quarter results, we now expect 2021 adjusted EPS to be between $8.25 and $8.75. We also expect free cash flow to approach $1.1 billion, which would be the fifth consecutive year of free cash flow above $1 billion.”

The full-year 2021 projected earnings exclude any non-core, unusual or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss and asset impairments and restructuring charges) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions and the impact of the COVID-19 coronavirus pandemic on demand in key end markets; competitive position and acceptance of specialty products in key markets; mix of products sold; capacity utilization, manufacturing costs, and cost reductions; and revenue, earnings, cash flow, cash and cash equivalents, and debt repayment for full-year 2021. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2020 available, and the Form 10-Q to be filed for first quarter 2021 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 30, 2021 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on April 29, 2021. To listen via telephone, the dial-in number is 323-794-2093, passcode number 7017351. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, April 30, 2021 to 11:00 a.m. ET, May 10, 2021 at 888-203-1112 or 719-457-0820, passcode 7017351.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2020 revenues of approximately $8.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #
Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 29, 2021

For Eastman Chemical Company First Quarter 2021 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2021	2020
Sales	$2,409	$2,241
Cost of sales	1,811	1,664
Gross profit	598	577
Selling, general and administrative expenses	184	160
Research and development expenses	58	61
Asset impairments and restructuring charges, net	7	14
Other components of post-employment (benefit) cost, net	(36)	(30)
Other (income) charges, net	(4)	4
Earnings before interest and taxes	389	368
Net interest expense	50	52
Earnings before income taxes	339	316
Provision for income taxes	62	56
Net earnings	277	260
Less: Net earnings attributable to noncontrolling interest	3	2
Net earnings attributable to Eastman	$274	$258

Basic earnings per share attributable to Eastman	$2.01	$1.90
Diluted earnings per share attributable to Eastman	$1.99	$1.89

Shares (in millions) outstanding at end of period	136.3	135.9
Shares (in millions) used for earnings per share calculation
Basic	136.1	136.0
Diluted	137.6	136.5

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2021	2020
Sales by Segment
Additives & Functional Products	$871	$822
Advanced Materials	716	615
Chemical Intermediates	605	592
Fibers	217	212
Total Eastman Chemical Company	$2,409	$2,241

Table 2B – Sales Revenue Change

	First Quarter 2021 Compared to First Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	6%	3%	—%	3%
Advanced Materials	16%	15%	(1)%	2%
Chemical Intermediates	2%	(13)%	14%	1%
Fibers	2%	3%	(1)%	—%

Total Eastman Chemical Company	7%	2%	3%	2%

	First Quarter 2021 Compared to Fourth Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	13%	10%	3%	—%
Advanced Materials	6%	6%	—%	—%
Chemical Intermediates	14%	(1)%	15%	—%
Fibers	4%	4%	—%	—%

Total Eastman Chemical Company	10%	5%	5%	—%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2021	2020
Sales by Customer Location
United States and Canada	$1,004	$980
Europe, Middle East, and Africa	656	631
Asia Pacific	608	495
Latin America	141	135
Total Eastman Chemical Company	$2,409	$2,241

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2021	2020
Additives & Functional Products
Earnings before interest and taxes	$135	$143
Asset impairments and restructuring charges, net (2)(3)	2	6
Excluding non-core item	137	149
Advanced Materials
Earnings before interest and taxes	146	100
Asset impairments and restructuring charges, net (4)	1	7
Accelerated depreciation (4)	4	—
Excluding non-core items	151	107
Chemical Intermediates
Earnings before interest and taxes	69	80
Asset impairments and restructuring charges, net (3)	4	1
Excluding non-core item	73	81
Fibers
Earnings before interest and taxes	45	53
Other
Loss before interest and taxes	(6)	(8)

Total Eastman Chemical Company
Earnings before interest and taxes	389	368
Asset impairments and restructuring charges, net	7	14
Accelerated depreciation	4	—
Total earnings before interest and taxes excluding non-core items	$400	$382

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$389	$368
Costs of sales	4	—
Asset impairments and restructuring charges, net	7	14
Total earnings before interest and taxes excluding non-core items	$400	$382
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2020 for description of first three months 2020 non-core items.
(2)First quarter 2021 charges for site closure costs of $2 million from the previously reported closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization, partially offset by a $1 million gain on the sale of impaired assets from the previously reported closure of an animal nutrition manufacturing facility in Asia Pacific as part of ongoing site optimization.
(3)First quarter 2021 site closure costs of $4 million and $1 million in the CI and AFP segments, respectively, resulting from the previously reported plan to discontinue production of certain products at the Singapore manufacturing site.
(4)First quarter 2021 charges for severance and accelerated depreciation related to the previously reported closure of an advanced interlayers manufacturing facility in North America as part of ongoing site optimization.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2019
Additives & Functional Products
Earnings before interest and taxes	$146
Asset impairments and restructuring charges, net	4
Excluding non-core items	150
Advanced Materials
Earnings before interest and taxes	102
Chemical Intermediates
Earnings before interest and taxes	73
Fibers
Earnings before interest and taxes	42
Other
Loss before interest and taxes	(43)
Asset impairments and restructuring charges, net	28
Excluding non-core items	(15)

Total Eastman Chemical Company
Earnings before interest and taxes	320
Asset impairments and restructuring charges, net	32
Total earnings before interest and taxes excluding non-core items	$352

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$320
Asset impairments and restructuring charges, net	32
Total earnings before interest and taxes excluding non-core items	$352

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2019 for descriptions of first quarter 2019 non-core items.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Fourth Quarter
(Dollars in millions, unaudited)	2020
Additives & Functional Products
Earnings before interest and taxes	$118
Advanced Materials
Earnings before interest and taxes	134
Asset impairments and restructuring charges, net	3
Accelerated depreciation	1
Excluding non-core items	138
Chemical Intermediates
Earnings before interest and taxes	35
Asset impairments and restructuring charges, net	1
Excluding non-core item	36
Fibers
Earnings before interest and taxes	40
Other
Loss before interest and taxes	(251)
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	240
Asset impairments and restructuring charges, net	8
Excluding non-core items	(3)

Total Eastman Chemical Company
Earnings before interest and taxes	76
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	240
Asset impairments and restructuring charges, net	12
Accelerated depreciation	1
Total earnings before interest and taxes excluding non-core items	$329

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$76
Costs of sales	1
Asset impairments and restructuring charges, net	12
Other components of net periodic (benefit) cost	240
Total earnings before interest and taxes excluding non-core items	$329

(1)See "Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations" of the Current Report on Form 8-K dated January 28, 2021 for fourth quarter 2020 for descriptions of fourth quarter 2020 non-core items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2021		2020
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$137	15.7%	$149	18.1%
Advanced Materials	151	21.1%	107	17.4%
Chemical Intermediates	73	12.1%	81	13.7%
Fibers	45	20.7%	53	25.0%
Total segment EBIT excluding non-core items	406	16.9%	390	17.4%
Other	(6)		(8)
Total EBIT excluding non-core items	$400	16.6%	$382	17.0%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

	Fourth Quarter
(Dollars in millions, unaudited)	2020
	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$118	15.3%
Advanced Materials	138	20.5%
Chemical Intermediates	36	6.8%
Fibers	40	19.2%
Total segment EBIT excluding non-core items	332	15.2%
Other	(3)
Total EBIT excluding non-core items	$329	15.1%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales. For fourth quarter 2020 sales, see "Table 2A - Segment Sales Information" of the Current Report on Form 8-K dated January 28, 2021 for fourth quarter 2020.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$389	$339	$62	18%	$274	$1.99
Non-Core Items: (1)
Asset impairments and restructuring charges, net	7	7	1		6	0.04
Accelerated depreciation	4	4	1		3	0.02
Interim adjustment to tax provision (2)	—	—	(10)		10	0.08
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$400	$350	$54	16%	$293	$2.13

	First Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$368	$316	$56	18%	$258	$1.89
Non-Core Items: (1)
Asset impairments and restructuring charges, net	14	14	3		11	0.08
Interim adjustment to tax provision (2)	—	—	(8)		8	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$382	$330	$51	16%	$277	$2.03

(1)See Table 3A for description of first quarter 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2021 and 2020 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Fourth Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$76	$25	$(9)	(42)%	$32	$0.23
Non-Core Items: (1)
Asset impairments and restructuring charges, net	12	12	2		10	0.07
Accelerated depreciation	1	1	—		1	0.01
Mark-to-market pension and other postretirement benefit plans loss, net	240	240	60		180	1.32
Interim adjustment to tax provision (2)	—	—	(9)		9	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$329	$278	$44	16%	$232	$1.69

(1)See "Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations" of the Current Report on Form 8-K dated January 28, 2021 for fourth quarter 2020 for descriptions of fourth quarter 2020 non-core items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2020 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

	First Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$320	$264	$55	21%	$209	$1.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	32	32	6		26	0.18
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(10)		10	0.07
Interim adjustment to tax provision (2)	—	—	(3)		3	0.03
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$352	$296	$48	17%	$248	$1.77

(1)See Table 3A for description of first quarter 2019 non-core items. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2019 was calculated applying the then current forecasted full year effective tax rate.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Second Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$491	$430	$84	20%	$344	$2.39
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	4	4	2		2	0.02
Coal gasification incident insurance proceeds in excess of costs	(56)	(56)	(13)		(43)	(0.30)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	8	8	2		6	0.04
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	(10)		10	0.07
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$447	$386	$65	17%	$319	$2.22

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2018 for description of second quarter 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2018 was calculated applying the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months (1)
	2021	2020
Effective tax rate	18%	18%
Discrete tax items (2)	2%	(1)%
Tax impact of current year non-core items (3)	1%	1%
Changes in tax contingencies and valuation allowances	(1)%	—%
Forecasted full year impact of expected tax events	(4)%	(2)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent for three months 2021 and 2020.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete items for first three months 2021 and 2020 are for share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2021	2020
Operating activities
Net earnings	$277	$260
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	149	139
Asset impairment charges	—	9
Provision for (benefit from) deferred income taxes	2	12
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(211)	(72)
(Increase) decrease in inventories	(144)	(18)
Increase (decrease) in trade payables	197	(104)
Pension and other postretirement contributions (in excess of ) less than expenses	(53)	(52)
Variable compensation (in excess of) less than expenses	(78)	(74)
Other items, net	77	71
Net cash provided by operating activities	216	171
Investing activities
Additions to properties and equipment	(91)	(99)
Additions to capitalized software	(6)	(2)
Other items, net	(2)	—
Net cash used in investing activities	(99)	(101)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(25)	539
Dividends paid to stockholders	(94)	(90)
Treasury stock purchases	(40)	(30)
Other items, net	22	(11)
Net cash (used in) provided by financing activities	(137)	408
Effect of exchange rate changes on cash and cash equivalents	(4)	(2)
Net change in cash and cash equivalents	(24)	476
Cash and cash equivalents at beginning of period	564	204
Cash and cash equivalents at end of period	$540	$680

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2021	2020
Net cash provided by operating activities	$216	$171
Capital expenditures	(91)	(99)
Free cash flow	$125	$72

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2021	2020
Total borrowings	$5,524	$5,618
Less: Cash and cash equivalents	540	564
Net debt (1)	$4,984	$5,054

(1)Includes a non-cash decrease of $68 million in 2021 and a non-cash increase of $132 million in 2020 resulting from foreign currency exchange rates.